Arbutus BIOPHARMA
Curing Chronic Hepatitis B

701 Veterans Circle | Warminster, PA | United States 18974 | www.arbutusbio.com

August 8, 2019

Andrew Cheng
170 Harbor Way, 3rd Floor
South San Francisco, CA 94080

Re: Appointment to Arbutus Board of Directors

Dear Dr. Cheng,

Subject to the Board of Directors (the "Board") of Arbutus Biopharma Corporation, a corporation incorporated under the laws of British Columbia, Canada (the "Company"), formally appointing you to the Board, I am pleased to extend an offer to you to serve as a Director on the Board for the remainder of the term that expires at the Company's next annual general meeting of shareholders and for as long thereafter as you are re-elected by the Company's shareholders at each annual general meeting. Also, subject to formal appointment by the Board, I am extending an offer to you to become a member of the Board's Executive Compensation and Human Resources Committee (the "Compensation Committee"). I look forward to your guidance in helping the Company fulfill its mission.

The Company's Director Compensation package currently provides for an annual cash fee of $40,000 and the following additional cash fees for participating at various committees:

	Committee Chairperson	Committee Member
Audit Committee:	$20,000	$10,000
Compensation Committee:	$10,000	$5,000
Corporate Governance and Nominating Committee:	$7,500	$5,000

Additionally, upon your formal appointment to the Board, in accordance with the Company's non-employee director compensation policy, you will receive an initial option grant for 60,000 of the Company's common shares with an exercise price equal to the closing price of the common stock as reported on Nasdaq on the date of the grant. This initial option grant will vest over a 3-year period, one third vests on each year of the anniversary of the date of the grant provided you remain on the Board. Finally, the Company's Director Compensation package currently provides for an annual option grant for 22,000 of the Company's common shares, which will vest immediately on the date of the grant. Notwithstanding the foregoing, the Company's Director Compensation Package set forth above and the other terms of your service will be subject to future modification by the Board and the Compensation Committee.

By signing this letter below, you hereby accept this appointment to serve on the Company's Board and the Compensation Committee and agree that during the course of your tenure on the Board and thereafter, that you shall not use or disclose, in whole or in part, any of the Company's or its vendors' trade secrets or confidential and proprietary information to any person or any entity for any reason or purpose whatsoever other than in the course of your service as a member of the Company's Board. We are excited for this opportunity to work with you on the Board.

As noted above, your official appointment to the Board and the Compensation Committee is subject to the Board formally approving your appointment to the Board and the Compensation Committee. We will notify you promptly if and when the Board approves your appointment to the Board and the Compensation Committee.

Sincerely yours,

Frank Torti, M.D.
Chairman of the Board of Directors

You hereby acknowledge receipt of this letter and accept your appointment to the Board and the Compensation Committee.

Andrew Cheng, M.D., Ph.D.